C&B Draft of August 7, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Joy Global Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	39-1566457
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780, Milwaukee, WI	53202
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

(Title of each class to be so registered)	(Name of each exchange on which each class is to be registered)
Common Stock	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None

C&B Draft of August 7, 2012

Explanatory Note

Joy Global Inc. (the “Company”) hereby amends its registration statement on Form 8-A that it filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 14, 2011 to remove the description of rights to purchase its Series A Junior Participating Preferred Stock (the “Preferred Stock Purchase Rights”).  The Preferred Stock Purchase Rights expired on August 6, 2012 pursuant to the terms of the Rights Agreement, dated July 16, 2002, between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”), under which they were established.  Upon expiration, the Preferred Stock Purchase Rights issued under the Rights Agreement terminated and had no further force or effect.

This amendment also amends the description of the Company’s common stock, which previously was incorporated by reference to the Company’s Registration Statement on Form S-3 (File No. 333-177189) filed with the Commission on October 6, 2011, to remove reference to the Preferred Stock Purchase Rights and to reflect the Company’s amendment and restatement of its certificate of incorporation on March 6, 2012.

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A relates to the registration of common stock, par value $1.00 per share (the “Common Stock”), of Joy Global Inc., a Delaware corporation, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, in connection with the listing of the Common Stock on the New York Stock Exchange.

The following description of our Common Stock sets forth certain general terms of our Common Stock and also summarizes certain relevant provisions of the Delaware General Corporation Law, which we refer to as the DGCL. The terms of our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, and our Amended and Restated Bylaws, or Bylaws, as well as the terms of the DGCL, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

 Authorized and Outstanding Shares

Our authorized capital stock consists of (i) 150,000,000 shares of Common Stock, par value $1.00 per share, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share. As of August 15, 2012, 105,877,749 shares of our Common Stock were outstanding and no shares of preferred stock were outstanding.

 Dividend Rights

Subject to the prior rights of the holders of any preferred stock, the holders of Common Stock shall be entitled to dividends if, when and as the same shall be declared by our Board of Directors and as may be permitted by applicable law.

Voting Rights and Cumulative Voting

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Preemptive Rights

Holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock or any other securities of Joy Global.

Liquidation Rights

Upon liquidation, dissolution or winding up of Joy Global, the holders of Common Stock are entitled to receive pro rata assets of Joy Global that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

 Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.

Certain Anti-Takeover Matters

Delaware Business Combination Statute

Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation’s outstanding voting stock (which we refer to as an “interested stockholder”) for a three-year period following the time the stockholder became an interested stockholder, unless:

•
prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•
at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66⅔% of the outstanding voting shares of the corporation, excluding shares held by the interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because our Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving us.

Provisions of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation permits our stockholders to approve amendments to our Certificate of Incorporation and Bylaws upon the affirmative vote of the holders of at least a majority of the combined voting power of the shares then outstanding and entitled to vote thereon. Our Bylaws provide (i) for stockholder action only at a stockholders’ meeting and prohibit stockholder action by written consent; (ii) that stockholders wishing to nominate a director at an annual meeting or at a special meeting must comply with strict advance written notice provisions; (iii) that special meetings of stockholders can only be called by our Chief Executive Officer, pursuant to a resolution approved by two-thirds of the Board of Directors or by written request to the Chairman of our Board of Directors by stockholders representing at least two-thirds of the outstanding Common Stock entitled to vote.

We believe that the provisions described in the preceding paragraphs, taken together, may reduce the possibility that a third party could effect a change in the composition of our Board of Directors without the support of the incumbent board. The provisions may have significant effects on the ability of our stockholders to change the composition of the incumbent board, to benefit from transactions that are opposed by the incumbent board, to assume control of us or effect a fundamental corporate transaction such as a merger. Nevertheless, although we have not experienced any problems in the past with the continuity or stability of the Board of Directors, management believes that the provisions help assure the continuity and stability of our policies in the future, since the majority of the directors at any time will have prior experience as directors.

Item 2.	Exhibits.

The exhibits filed herewith are set forth on the Exhibit Index and are hereby incorporated by reference herein.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 17, 2012

JOY GLOBAL INC.

By:	/s/ James E. Agnew
James E. Agnew
Vice President, Controller and
Chief Accounting Officer
(Principal Accounting Officer)

Exhibit Index

Exhibit	Description

3.1
Amended and Restated Certificate of Incorporation of Joy Global Inc. (incorporated by reference to Exhibit 3.1 to Current Report of Joy Global Inc. on Form 8-K filed on March 6, 2012, File No. 001-09299).

3.2
Amended and Restated Bylaws of Joy Global Inc. as amended on December 18, 2006 (incorporated by reference to Exhibit 3.2 to Annual Report of Joy Global Inc. on Form 10-K for the year ended October 28, 2006, File No. 001-09299).